Exhibit 5.1

December 4, 2006

Impart Media Group, Inc.
1300 North Northlake Way
Seattle, Washington 98103

Re:	Issuance of 100,000 shares of Common Stock of
Impart Media Group, Inc.

Ladies and Gentlemen:

We have acted as legal counsel for Impart Media Group, Inc., a Nevada corporation (the “Company”), in connection with the issuance of 100,000 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”), pursuant to a certain Professional Services Consulting Agreement between the Company and Ascott Group, Inc., dated as of November 1, 2006 (the “Agreement”). We have made such inquiries and examined such documents as we have considered necessary or appropriate for the purposes of giving the opinion hereinafter set forth, including the examination of executed or conformed counterparts, or copies certified or otherwise proved to our satisfaction, of the following:

(i)	the Articles of Incorporation of the Company as filed with the Secretary of State of Nevada on May 17, 1996, as amended;

(ii)	the Amended and Restated By-Laws of the Company dated September 25, 2005;

(iii)	the Company's Registration Statement on Form S-8 covering the Shares ("Registration Statement");

(iv)	the Agreement; and

(vi)	such other documents, corporate records, certificates and other instruments as we have deemed necessary or appropriate for the purpose of this opinion.

We have assumed the genuineness and authenticity of all signatures on all original documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the due authorization, execution, delivery or recordation of all documents where due authorization, execution or recordation are prerequisites to the effectiveness thereof.

Based upon the foregoing, and having regard for such legal considerations as we deem relevant, we are of the opinion that the shares of Common Stock covered by the Registration Statement have been duly authorized and when issued and sold in accordance with the Agreement, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.

Very truly yours,

/s/Pryor Cashman Sherman & Flynn LLP